Exhibit 99.1

Y-mAbs Appoints Seasoned Biopharma Executive Peter Pfreundschuh as Chief Financial Officer

New York, NY, July 1, 2024 – Y-mAbs Therapeutics, Inc. (the “Company” or “Y-mAbs”) (Nasdaq: YMAB), a commercial-stage biopharmaceutical company focused on the development and commercialization of novel radioimmunotherapy and antibody-based therapeutic products for the treatment of cancer, today announced the appointment of Peter Pfreundschuh as Chief Financial Officer, effective June 28, 2024. Mr. Pfreundschuh will report to Mike Rossi, President and Chief Executive Officer.

“Y-mAbs is at a critical inflection point as we continue to gain U.S. commercial traction with DANYELZA® while simultaneously advancing the development of our differentiated Self-Assembly DisAssembly Pretargeted Radioimmunotherapy, or SADA-PRIT, technology platform,” said Mr. Rossi. “With Peter on board as our new U.S.-based Chief Financial Officer, we believe we are in a strong position to make strategic decisions that will serve our mission of improving the lives of patients with cancer and other serious diseases. Peter brings a wealth of leadership experience across the healthcare sector with deep experience in developing and commercializing novel pharmaceutical products, and we are excited to welcome him to our team.”

Mr. Pfreundschuh previously served as Chief Financial Officer at Voyager Therapeutics, Inc. Prior to Voyager, Mr. Pfreundschuh served as Chief Financial Officer, Head of Business Development at Frequency Therapeutics, Inc., and before that, he served as Chief Financial Officer, Chief Compliance Officer and Corporate Secretary at UroGen Pharma Ltd. He also served in executive roles at Sucampo Pharmaceuticals, Inc. Immunomedics, Inc. and Circulite, Inc. Earlier, Mr. Pfreundschuh held progressively senior roles across Finance, Commercial Operations, and Business Development at Johnson & Johnson and AstraZeneca. He began his career as an auditor at Ernst & Young, LLP. Mr. Pfreundschuh currently serves on the Board of Directors of NorthStar Medical Technologies, LLC, the parent company of NorthStar Medical Radioisotopes, LLC. He graduated from Rutgers University School of Business with a Bachelor of Science in Accounting and earned a Master of Business Administration from Rider University. Mr. Pfreundschuh is a Certified Public Accountant in the State of New Jersey.

“I am thrilled to join the Y-mAbs team during this pivotal time for the company,” said Mr. Pfreundschuh. “With a solid financial foundation fueled by the growing commercial success of DANYELZA® on a global scale, I believe Y-mAbs is well positioned to further advance our SADA-PRIT technology platform and materially change the way we think about and use radiopharmaceutical therapies to improve patient lives. I look forward to working closely with the executive leadership team and others across the organization as we continue to build upon the great success at Y-mAbs.”

Mr. Pfreundschuh will be based in Y-mAbs’ New York and New Jersey offices.

About Y-mAbs

Y-mAbs is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, radioimmunotherapy, and antibody-based therapeutic cancer products. The Company’s technologies include its investigational Self-Assembly DisAssembly (“SADA”) Pretargeted Radioimmunotherapy Platform (“PRIT”) and bispecific antibodies generated using the Y-BiClone platform. The Company’s product pipeline includes the anti-GD2 therapy DANYELZA® (naxitamab-gqgk), the first FDA-approved treatment for patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow after a partial response, minor response, or stable disease to prior therapy.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, statements about the Company’s expectation that, with its new Chief Financial Officer, it is in a position to make strategic decisions that will serve its mission of improving the lives of patients with cancer and other serious diseases; the future of the Company’s business, including with respect to expansion and its goals; the promising future of the Company; expectations with respect to the Company’s products and product candidates, including potential territory expansion of DANYELZA and the potential market opportunity related thereto and the advancement and potential benefits thereof, and the potential of the SADA Technology and potential benefits and applications thereof; statements with respect to DANYELZA as a growing commercial product and SADA as a differentiated radioimmunotherapy platform; and other statements that are not historical facts. Words such as ‘‘anticipate,’’ ‘‘believe,’’ “contemplate,” ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘should,’’ ‘‘target,’’ “will”, ‘‘would’’, “guidance,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our product candidates and related technologies are novel approaches to cancer treatment that present significant challenges. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including but not limited to: risks associated with the Company’s financial condition and need for additional capital; the risks that actual results of the Company’s restructuring plan and revised business plan will not be as expected; risks associated with the Company’s development work; cost and success of the Company’s product development activities and clinical trials; the risks of delay in the timing of the Company’s regulatory submissions or failure to receive approval of its drug candidates; the risks related to commercializing any approved pharmaceutical product including the rate and degree of market acceptance of product candidates; development of sales and marketing capabilities and risks associated with failure to obtain sufficient reimbursement for products; the risks related to the Company’s dependence on third parties including for conduct of clinical testing and product manufacture; the Company’s inability to enter into partnerships; the risks related to government regulation; risks related to market approval, risks associated with protection of the Company’s intellectual property rights; risks related to employee matters and managing growth; risks related to the Company’s common stock, risks associated with macroeconomic conditions, including the conflict between Russia and Ukraine and sanctions related thereto, the state of war between Israel and Hamas and the related risk of a larger regional conflict, inflation, increased interest rates, uncertain global credit and capital markets and disruptions in banking systems; and other risks and uncertainties affecting the Company including those described in the "Risk Factors" section included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and future filings and reports by the Company. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

DANYELZA® and Y-mAbs® are registered trademarks of Y-mAbs Therapeutics, Inc.

Investor Contact:

Courtney Dugan

VP, Head of Investor Relations

cdu@ymabs.com